Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2015 Financial Results

- EPS of $1.30, up 17% year-over-year

- Cash flow from operations of $171.4 million

- Repurchased $185 million of Reliance common stock

LOS ANGELES, April 23, 2015 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

•	Sales were $2.61 billion, up 2.4% from $2.55 billion in the first quarter of 2014 and up 1.5% from $2.58 billion in the fourth quarter of 2014.

•	Tons sold were up 0.8% from the first quarter of 2014 and up 5.1% from the fourth quarter of 2014, with the average selling price per ton sold up 0.9% from the first quarter of 2014 and down 3.6% from the fourth quarter of 2014.

•	Net income attributable to Reliance was $101.3 million, up 16.2% from $87.2 million in the first quarter of 2014 and up 9.8% from $92.3 million in the fourth quarter of 2014.

•	Earnings per diluted share were $1.30, up 17.1% from $1.11 in the first quarter of 2014 and up 10.2% from $1.18 in the fourth quarter of 2014.

•	Non-GAAP earnings per diluted share were $1.30, up 9.2% from $1.19 in the first quarter of 2014 and up 28.7% from $1.01 in the fourth quarter of 2014.

•	A pre-tax LIFO credit, or income, of $7.5 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $5.0 million in the first quarter of 2014 and an expense of $24.5 million for the fourth quarter of 2014.

•	The effective tax rate was 31.7% compared to 34.5% in the first quarter of 2014 and 26.6% in the fourth quarter of 2014.

•	Cash flow from operations was $171.4 million, up from $68.8 million for the first quarter of 2014, and net debt-to-total capital was 36.3% at March 31, 2015.

•	Repurchased $184.9 million of Reliance common stock, or 4% of shares outstanding at December 31, 2014.

•	Quarterly cash dividend increased to $0.40 per share during the quarter.

Management Commentary

"Our first quarter results were well ahead of our expectations, reflecting the resiliency of our operating model and strength of our local management teams, that allowed us to maintain solid gross profit margins in spite of continuing industry headwinds from the challenging metals pricing environment," said David H. Hannah, Chairman and CEO of Reliance.  "We benefitted from normal seasonal improvements in demand during the first quarter as compared to the fourth quarter of 2014 as well as expanded market share, with a 5.1% increase in our same store tons sold, that exceeded the MSCI industry average increase of 3.6%. With the exception of the energy market, overall demand improved throughout the quarter and was at levels relatively consistent with the first quarter of 2014. I am particularly encouraged by the improving demand momentum we are experiencing in the non-residential construction end markets as well as our increased toll processing activity related to the automotive market."

Mr. Hannah continued, "Pricing for all of our products continued to decline as the quarter progressed, and continues to do so today, primarily due to the historically high levels of imports, resulting in a 3.6% decline in our average selling price per ton sold compared to the prior quarter.  Nevertheless, Reliance's focus on quick-turn orders and value-added processing allowed us to maintain margins despite the challenging pricing environment.  Our first quarter FIFO gross profit margin of 25.4% was better than anticipated, remaining relatively even with our first quarter 2014 FIFO gross profit margin of 25.5%, but was achieved in a much more difficult pricing environment in the first quarter of 2015.  Once again, this was made possible by the strong operational execution of our managers in the field.  As a result of our strong gross profit margins and effective expense control, earnings per diluted share of $1.30 exceeded the high-end of our guidance range for the quarter."

Mr. Hannah concluded, "Cash provided by operating activities of $171 million in the first quarter was very strong and highlights Reliance's unique ability to consistently generate significant cash flow throughout industry cycles.  Our healthy liquidity position provides us with the flexibility and resources to continue simultaneously investing in the growth of our business through M&A and organic growth initiatives while also returning value to our shareholders.  In addition to increasing our regular quarterly cash dividend to $0.40 per share effective in the first quarter of 2015, which represents a 2.8% dividend yield based on yesterday's closing stock price, we also repurchased $185 million of our common stock during the quarter. Subsequent to quarter-end, we repurchased an additional $15 million of our common stock in early April, for a total of $200 million year-to-date.  Together with the $50 million repurchased in the 2014 fourth quarter, we have repurchased a total of $250 million of our common stock since October 2014. Our quarterly cash dividend and share repurchase program demonstrate our confidence in Reliance's growth prospects, strong cash flow generation and commitment to maximizing shareholder value."

First Quarter 2015 Business Metrics

(tons in thousands; percentage change)
	Q1 2015	Q4 2014	Sequential Quarter Change	Q1 2014	Year-Over- Year Change
Tons sold	1,544.5	1,469.3	5.1%	1,532.4	0.8%
Tons sold (same-store)	1,531.2	1,457.2	5.1%	1,532.4	(0.1%)
Average selling price per ton sold	$1,688	$1,751	(3.6%)	$1,673	0.9%
Average selling price per ton sold (same-store)	$1,644	$1,711	(3.9%)	$1,673	(1.7%)

First Quarter 2015 Major Commodity Metrics

	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q1 2015 Tons Sold	Q4 2014 Tons Sold	Sequential Quarter Change	Q1 2014 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,256.4	1,199.3	4.8%	1,260.4	(0.3%)	(2.5%)	(0.7%)
Aluminum	86.3	81.8	5.5%	76.7	12.5%	0.2%	6.5%
Stainless steel	77.3	73.8	4.7%	77.3	0.0%	(4.1%)	6.9%
Alloy	71.8	76.7	(6.4%)	83.8	(14.3%)	(1.6%)	0.4%

	Sales ($ in millions; percentage change)
	Q1 2015 Sales	Q4 2014 Sales	Sequential Quarter Change	Q1 2014 Sales	Year-Over- Year Change
Carbon steel	$1,424.2	$1,394.6	2.1%	$1,438.9	(1.0%)
Aluminum	$463.7	$438.3	5.8%	$386.6	19.9%
Stainless steel	$376.8	$375.3	0.4%	$352.3	7.0%
Alloy	$205.6	$223.2	(7.9%)	$238.9	(13.9%)

End-market Commentary

With the exception of the energy market, Reliance experienced steadily improving customer demand across most of its end markets during the first quarter of 2015, which is expected to continue as the year progresses.  Reliance's combination of diversified growth through acquisitions and continued investments in existing businesses generally allows us to increase volume at higher rates than underlying end demand.

•	Automotive demand, supported mainly by the Company's toll processing operations in the U.S. and Mexico, was very strong and is expected to continue at current production rates throughout 2015. The increase in aluminum usage in the automotive industry continues to represent a growth area for Reliance.

•	Aerospace demand continued to improve during the first quarter and is expected to continue to grow as 2015 progresses and as "build" rates increase. Reliance's new aerospace facilities in France and Turkey began operations in the first quarter of 2015 to support the growing global aerospace market.

•	Heavy industry continues to perform reasonably well. Agricultural and construction equipment have declined but Reliance remains active in these markets.

•	Non-residential construction continues to improve, but remains well below peak levels. Reliance believes that this important end-market will continue to improve throughout 2015.

•	Energy (oil and gas) demand for the products Reliance sells has declined due to the severe drop in oil prices and is expected to remain under pressure throughout 2015.

Balance Sheet & Liquidity

As of March 31, 2015, total debt outstanding was $2.37 billion, for a net debt-to-total capital ratio of 36.3%, compared to 35.0% at December 31, 2014.  The Company had $734.0 million in outstanding borrowings on its $1.5 billion revolving credit facility at March 31, 2015.  The Company generated $171.4 million in cash flow from operating activities in the first quarter of 2015 compared to cash flow from operating activities of $68.8 million during the same period in the prior year.  Reliance continues to consistently generate significant cash flow throughout all market cycles and we remain pleased with our overall financial position. We expect to use excess cash to  fund  growth activities and return value to our shareholders, as well as to pay down debt.

Corporate Developments

On April 21, 2015, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, payable on June 19, 2015 to shareholders of record as of May 29, 2015. The Company has paid regular quarterly dividends for 56 consecutive years and has increased the dividend 22 times since the 1994 IPO, including a 14% increase in the first quarter of 2015.

During the three months ended March 31, 2015, the Company repurchased 3.2 million shares of its common stock for $184.9 million under its existing share repurchase plan.  Reliance also repurchased additional shares of its common stock in early April, bringing 2015 total repurchases to-date to 3.4 million shares at an average cost of $58.17 per share for a total of $200 million. At April 23, 2015, approximately 3.7 million shares remain available for repurchase under the share repurchase plan.

Effective May 20, 2015, following Reliance's Annual Meeting of Shareholders, the Company will enact its previously announced executive leadership succession plan.   David H. Hannah, who has served as Reliance's Chief Executive Officer since 1999 and Chairman of the Board and Chief Executive Officer since 2007 and who has announced his desire to retire upon reaching age 65 in 2016, will transition from his role as Chief Executive Officer to Executive Chairman. Gregg J. Mollins, who currently serves as President and Chief Operating Officer of Reliance, will succeed Mr. Hannah as President and Chief Executive Officer. In connection with the executive leadership succession plan, Reliance announced several other related promotions:

•	Karla R. Lewis, Executive Vice President and Chief Financial Officer since 2002, will be promoted to Senior Executive Vice President and Chief Financial Officer;

•	William K. Sales, Jr., Senior Vice President of Operations since 2002, will be promoted to Executive Vice President, Operations;

•	James D. Hoffman, Senior Vice President of Operations since 2008, will be promoted to Executive Vice President, Operations; and

•	Michael P. Shanley, President of Liebovich Bros., Inc., a subsidiary of Reliance, was promoted to Senior Vice President, Operations of Reliance effective April 1, 2015.

Effective January 15, 2015, Mark V. Kaminski, a member of Reliance's board of directors, was elected as the independent Lead Director. Mr. Kaminski succeeds Douglas M. Hayes as Reliance's independent Lead Director. Mr. Hayes remains a member of Reliance's board of directors.

Business Outlook

Reliance management expects that the U.S. economy will continue to improve modestly throughout 2015.  With the exception of the Company's businesses directly servicing the energy markets (estimated at approximately 8% to 10% of Reliance's sales) overall volume continues to strengthen. However, the historically high levels of metal being imported into the U.S. are expected to continue given the strong U.S. Dollar and weaker economies in other parts of the world, which will continue to put downward pressure on most metal prices.  Although Reliance expects a modest increase in tons sold in the second quarter of 2015 over the first quarter of 2015, we expect downward pricing will negatively impact our average selling prices and margins.  As a result, management currently expects earnings per diluted share to be in the range of $1.05 to $1.15 for the quarter ending June 30, 2015.

Conference Call Details

A conference call and simultaneous webcast to discuss the first quarter 2015 financial results and business outlook will be held today, April 23, 2015 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be hosted by David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer; Karla Lewis, Executive Vice President and Chief Financial Officer; and Senior Vice Presidents, Operations Jim Hoffman and Bill Sales.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13606691.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 7, 2015 by dialing (877) 870-5176 and entering the conference ID: 13606691. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

RELIANCE STEEL & ALUMINUM CO.

SELECTED UNAUDITED FINANCIAL DATA

(in millions, except share and per share amounts)

	Three Months
	Ended March 31,
	2015	2014
Income Statement Data:

Net sales	$2,614.4	$2,553.0
Gross profit[1]	670.7	647.2
Operating income	169.3	154.3
Pretax income	150.6	134.1
Net income attributable to Reliance	101.3	87.2
Diluted earnings per share attributable to Reliance shareholders	$1.30	$1.11
Non-GAAP diluted earnings per share attributable to Reliance shareholders[2]	$1.30	$1.19
Weighted average shares outstanding – diluted	77,832,320	78,357,832
Gross profit margin[1]	25.7%	25.4%
Operating income margin	6.5%	6.0%
Pretax income margin	5.8%	5.3%
Net income margin – Reliance	3.9%	3.4%
Cash dividends per share	$0.40	$0.35

	March 31,	December 31,
	2015	2014*
Balance Sheet and Other Data:

Current assets	$3,215.0	$3,121.1
Working capital	2,430.2	2,458.3
Property, plant and equipment, net	1,643.9	1,656.4
Total assets	7,887.6	7,836.6
Current liabilities	784.8	662.8
Long-term debt	2,268.5	2,222.3
Total Reliance shareholders' equity	3,980.7	4,099.0
Capital expenditures (year-to-date)	31.3	190.4
Cash provided by operations (year-to-date)	171.4	356.0
Net debt-to-total capital[3]	36.3%	35.0%
Return on Reliance shareholders' equity[4]	9.4%	9.6%
Current ratio	4.1	4.7
Book value per share[5]	$53.29	$53.03

* Amounts were derived from audited financial statements.

1	Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2	See accompanying Non-GAAP earnings reconciliation.
3	Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders' equity plus total debt (net of cash).
4	Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders' equity.
5	Book value per share is calculated as total Reliance shareholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

ASSETS

	March 31,	December 31,
	2015	2014*
Current assets:
Cash and cash equivalents	$101.6	$106.2
Accounts receivable, less allowance for doubtful accounts of $19.9 at March 31, 2015 and $18.3 at December 31, 2014	1,214.1	1,144.6
Inventories	1,803.3	1,752.1
Prepaid expenses and other current assets	49.6	71.8
Deferred income taxes	46.4	46.4
Total current assets	3,215.0	3,121.1
Property, plant and equipment:
Land	197.5	197.5
Buildings	986.7	983.2
Machinery and equipment	1,502.0	1,479.8
Accumulated depreciation	(1,042.3)	(1,004.1)
	1,643.9	1,656.4

Goodwill	1,730.3	1,736.4
Intangible assets, net	1,220.2	1,241.6
Cash surrender value of life insurance policies, net	43.9	46.4
Other assets	34.3	34.7
Total assets	$7,887.6	$7,836.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$417.4	$286.5
Accrued expenses	93.8	98.2
Accrued compensation and retirement costs	95.1	128.4
Accrued insurance costs	45.1	46.6
Current maturities of long-term debt and short-term borrowings	100.2	93.9
Income taxes payable	33.2	9.2
Total current liabilities	784.8	662.8
Long-term debt	2,268.5	2,222.3
Long-term retirement costs	103.7	102.2
Other long-term liabilities	28.3	28.5
Deferred income taxes	691.7	692.9
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock, no par value:
Authorized shares — 200,000,000 Issued and outstanding shares – 74,749,917 at March 31, 2015 and 77,337,251 at December 31, 2014, stated capital	656.6	819.4
Retained earnings	3,397.8	3,328.5
Accumulated other comprehensive loss	(73.7)	(48.9)
Total Reliance shareholders' equity	3,980.7	4,099.0
Noncontrolling interests	29.9	28.9
Total equity	4,010.6	4,127.9
Total liabilities and equity	$7,887.6	$7,836.6

*	Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Net sales	$2,614.4	$2,553.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,943.7	1,905.8
Warehouse, delivery, selling, general and administrative	446.1	441.0
Depreciation and amortization	55.3	51.9
	2,445.1	2,398.7

Operating income	169.3	154.3

Other income (expense):
Interest	(20.6)	(20.2)
Other income, net	1.9	-
Income before income taxes	150.6	134.1
Income tax provision	47.7	46.2
Net income	102.9	87.9
Less: Net income attributable to noncontrolling interests	1.6	0.7
Net income attributable to Reliance	$101.3	$87.2

Earnings per share attributable to Reliance shareholders:
Diluted	$1.30	$1.11
Basic	$1.31	$1.13

Cash dividends per share	$0.40	$0.35

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net income	$102.9	$87.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	55.3	51.9
Deferred income tax benefit	(0.2)	(0.7)
Gain on sales of property, plant and equipment	(0.1)	(0.5)
Share-based compensation expense	3.7	4.9
Other	1.0	1.5
Changes in operating assets and liabilities:
Accounts receivable	(73.6)	(177.6)
Inventories	(57.6)	(114.6)
Prepaid expenses and other assets	23.1	43.9
Accounts payable and other liabilities	116.9	172.1
Net cash provided by operating activities	171.4	68.8

Investing activities:
Purchases of property, plant and equipment	(31.3)	(28.9)
Other	4.1	(9.1)
Net cash used in investing activities	(27.2)	(38.0)

Financing activities:
Net short-term debt borrowings	1.1	0.3
Proceeds from long-term debt borrowings	363.0	160.0
Principal payments on long-term debt	(311.0)	(141.7)
Dividends paid	(31.7)	(27.1)
Exercise of stock options	6.1	8.4
Share repurchases	(171.2)	-
Other	(2.3)	0.3
Net cash (used in) provided by financing activities	(146.0)	0.2
Effect of exchange rate changes on cash	(2.8)	(1.0)
(Decrease) increase in cash and cash equivalents	(4.6)	30.0
Cash and cash equivalents at beginning of year	106.2	83.6
Cash and cash equivalents at end of period	$101.6	$113.6

Supplemental cash flow information:
Interest paid during the period	$5.3	$5.2
Income taxes paid during the period, net	$23.2	$5.3

RELIANCE STEEL & ALUMINUM CO.

NON-GAAP EARNINGS RECONCILIATION

(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	December 31, 2014	March 31, 2014

Net income attributable to Reliance	$101.3	$92.3	$87.2	$1.30	$1.18	$1.11
Acquisition and related charges	-	0.1	-	-	-	-
Gain on acquisition achieved in stages	-	(11.4)	-	-	(0.15)	-
Antitrust related litigation costs	-	(1.8)	10.3	-	(0.02)	0.13
Restructuring charges	-	1.0	-	-	0.01	-
Other non-recurring settlement costs	-	3.2	-	-	0.04	-
Income tax expense (benefit), related to above items	-	3.6	(3.9)	-	0.05	(0.05)
Gain, net related to sales of non-core assets	-	(12.7)	-	-	(0.16)	-
Income tax expense related to sales of non-core assets	-	4.8	-	-	0.06	-
Net income attributable to Reliance, adjusted	$101.3	$79.1	$93.6	$1.30	$1.01	$1.19

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future shareholders. Adjustments to net income and EPS include restructuring and other charges relating to the consolidation of two of its metals service centers, sale of non-core real estate, sale of certain non-core assets acquired as part of the Metals USA acquisition, gain from the acquisition of Acero Prime S. de R.L. de C.V. achieved in stages, legal costs and accruals related to the Texas antitrust litigation matter, and other non-recurring settlements which make comparisons to the Company's operating results between periods difficult using GAAP measures.

Logo - http://photos.prnewswire.com/prnh/20141009/151163